As filed with the Securities and Exchange Commission on November 18, 1998
                                                  Registration No. 333-47077


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -----------------------------


                                    FORM S-3/A
                               AMENDMENT NO. 3 TO



                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  DYNAGEN, INC.
             (Exact name of Registrant as Specified in its Charter)
                          -----------------------------

         DELAWARE                                                04-3029787
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                           Riverside Technology Center
                          840 Memorial Drive, 4th Floor
                         Cambridge, Massachusetts 02139
                                 (617) 491-2527

               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)


                           C. ROBERT CUSICK, President
                                  DynaGen, Inc.
                           Riverside Technology Center
                          840 Memorial Drive, 4th Floor
                         Cambridge, Massachusetts 02139
                                 (617) 491-2527


       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             David A. Broadwin, Esq.
                             Foley, Hoag & Eliot LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 832-1000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


         In accordance with Rule 416 under the Securities Act, this Registration Statement also covers such indeterminate number of additional shares of the Registrant's Common Stock, $.01 par value, as may become issuable upon conversion of shares of the Registrant's Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Stock"), to prevent dilution resulting from stock splits, stock dividends or similar transactions but not any additional shares as may become issuable because of decreases in the conversion price of the Series C Stock.


- --------------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
- ------------------------ ---------------------- ---------------------- ---------------------- ----------------------
       Title of                                   Proposed Maximum       Proposed Maximum
        Shares                  Amount             Offering Price       Aggregate Offering
         to be                   to be                 per Share               Price                Amount of
        Registered             Registered                                                       Registration Fee
- ------------------------ ---------------------- ---------------------- ---------------------- ----------------------

Common Stock, $.01 par
value                       7,243,568 shares          $0.10  (1)            $724,357            $    213.69 (2)
- ------------------------ ---------------------- ---------------------- ---------------------- ----------------------


(1) The price of $.10 per share, which is the average of the high and low prices reported on the OTC Bulletin Board on November 16, 1998, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c).


(2) $1,330.08 previously paid by wire transfer on February 6, 1998 and August 26, 1998.

                                   PROSPECTUS
                                   ----------

                                  DYNAGEN, INC.




                       7,243,568 Shares of Common Stock
                                ($.01 par value)


         All of the shares of common stock, par value $.01 per share ("Common Stock"), of DynaGen, Inc. ("DynaGen" or the "Company") offered hereby (the "Shares") will be sold from time to time by a stockholder of the Company (the "Selling Stockholder"). The Shares consist of shares of Common Stock issuable upon the conversion of the Company's Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Stock").

         In accordance with Rule 416, the registration statement of which this Prospectus forms a part also covers that indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Series C Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions, but not any additional shares as may become issuable because of decreases in the converison price of the Series C Stock.

       The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. Other expenses of the offering, estimated at $50,000, will be borne by the Company.

SERIES C PREFERRED STOCK

       The Series C Preferred Stock ranks on liquidation junior to the Series A Preferred Stock and on parity with the Series B Preferred Stock. The shares of Series C Preferred Stock carry a stated dividend of $7.00 per share per annum, accruing cumulatively from the date of issuance of such shares to the date on which the Liquidation Value of such shares is paid or such shares are converted. A description of the rights, preferences and limitations of the Series C Stock is set forth under the heading "Description of Capital Stock" in this Prospectus.

       The number of shares of Common Stock issuable upon conversion of Series C is dependent upon the market price of the Common Stock. The Series C Preferred Stock may be converted into Common Stock at a conversion price equal to 74% of the average closing bid price of the Common Stock for the five trading days prior to the date of conversion. Therefore, the conversion ratio will change if the trading price of the Common Stock changes. Any conversion of Series C Preferred Stock into Common Stock would be dilutive to the existing holders of Common Stock. Decreases in the trading price of the Common Stock will cause the number of shares issuable upon conversion of each share of Series C Stock to be greater. However, no such additional shares are being registered in the registration statement of which this Prospectus forms a part. See "Special Considerations -- Adverse Consequences Associated With The Obligation To Issue A Substantial Number of Shares Of Common Stock Upon Conversion Of Convertible Securities" and "Risk Factors -- Adverse Consequences Associated With The Obligation To Issue Substantial Shares Of Common Stock Upon Conversion Of Convertible Securities." As of November 16, 1998 the outstanding shares of Series C Preferred Stock were convertible into approximately 7,243,568 shares of Common Stock.

       Each holder of Series C Preferred Stock is entitled to vote on all matters and is entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series C Preferred Stock could then be converted. The Company's Restated
Certificate of Incorporation provides that, except as otherwise expressly required by law, the holders of shares of Preferred Stock with voting rights vote together with holders of Common Stock as a single class on all matters submitted to the stockholders of the Corporation. See "Description of Capital Stock."

         The sale of the Shares by the Selling Stockholder may be effected from time to time in one or more transactions (which may involve block transactions) on the Boston Stock Exchange, the OTC Bulletin Board or in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions with or through one or more broker-dealers, which may act as agent or principal. The Selling Stockholder and/or any broker-dealer effecting the sales may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by the broker-dealer and any profit on the resale of shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. Additionally, the Selling Stockholder may pledge or make gifts of the Shares, and the Shares may also be sold by the pledgees or transferees. In the event of such a transfer, the Company will amend the Registration Statement of which this Prospectus forms a part, or will provide a prospectus supplement, as appropriate, identifying such transferees as Selling Stockholders. The Shares may also be transferred pursuant to Rule 144 under the Securities Act, whether or not the Registration Statement of which this Prospectus forms a part is effective at the time of any such transfer. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act, and to the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to any amounts for which it would otherwise be liable under such indemnification provision to the fullest extent permitted by law. See "Plan of Distribution."


         As of November 9, 1998, the authorized capital stock of the Company consisted of (i) 75,000,000 shares of Common Stock, of which 27,500,449 shares were issued and outstanding, and (ii) 10,000,000 shares of preferred stock, $.01 par value per share, of which (A) 50,000 shares have been designated Series A Stock, of which 50,000 shares were issued and 1,570 outstanding, (B) 12,515 shares have been designated as Series B Stock, of which 12,515 shares were issued and 7,500 were outstanding, (C) 7,500 shares have been designated Series C Preferred Stock $.01 par value per share, ("Series C Stock") all of which were issued and of which 5,638 were outstanding, (D) 60,000 shares have been designated as Series D Preferred Stock $.01 par value per share, ("Series D Stock") of which 15,000 were issued and 5,000 were outstanding, (E) 10,500 shares have been designated as Series E Preferred Stock, $.01 par value per share ("Series E Stock"), all of which were issued and outstanding, (F) 5,000 shares have been designated as Series F Preferred Stock, $.01 par value per share ("Series F Stock"), all of which were issued and outstanding. (G) 10,000 shares have been designated as Series G Preferred Stock, $.01 par value per share ("Series G Stock"), all of which were issued and outstanding, and (H) 20,000 shares have been designated as Series H Preferred Stock, $.01 par value per share, of which 19,000 were issued and outstanding. As of such date, based on the market price of Common Stock of approximately $.10 the Company was obligated to issue approximately 65,000,000 shares of Common Stock upon exercise of outstanding options, rights, warrants, convertible preferred stock and convertible notes.

         The Common Stock is currently traded on the Boston Stock Exchange under the symbol "DYG" and on the OTC Bulletin Board under the symbol "DYGN." On November 16, 1998, the closing bid price of the Common Stock on the OTC Bulletin Board was approximately $ .10 per share.


         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION TO THE PUBLIC INVESTOR. SEE "RISK FACTORS" AND "DILUTION."

                          ----------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------




                The date of this Prospectus is November 18, 1998.

                             SPECIAL CONSIDERATIONS


         During the year ended December 31, 1997, DynaGen, Inc. ("DynaGen" or the "Company") experienced a substantial decrease in the Company's stock price and market capitalization, continued losses from operations including an unexpected loss at its Superior Pharmaceutical Company subsidiary and substantial and continuing dilution to existing stockholders due to the below-market conversion features of convertible securities sold by the Company. During the nine months ended September 30, 1998, the Company experienced continued losses from operations and continued substantial dilution to existing stockholders. The following special considerations should be carefully noted by the reader:


Financial Condition of the Company


         For the year ended December 31, 1997, the Company incurred net losses of approximately $12,241,278. For the nine months ended September 30, 1998, the Company incurred net losses of approximately $6,975,561. As of September 30, 1998, the Company had approximately $205,000 in cash and cash equivalents and a net worth of $2,598,793. The Company's current liabilities, as of such date aggregated approximately $22,160,139. The Company expects its operating cash needs for the next twelve months to be approximately $6,000,000. The Company does not presently have adequate cash from operations to meet these needs. In order to meet its needs for cash to fund its operations, the Company must obtain additional financing and renegotiate the terms of its current arrangements with creditors. The Company is presently in default under a number of its arrangements, agreements and instruments with creditors, with the result that the Company's obligations under such agreements and instruments may be accelerated. If the Company is unable to obtain significant additional financing or to renegotiate its arrangements with existing creditors, it may be obliged to seek protection from its creditors under the bankruptcy laws. See "Risk Factors
- -- Financial Condition."


COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN

        The Company's independent auditors have issued an opinion on the financial statements of the Company, as of December 31, 1997 and for the year then ended, which includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern. Among the reasons cited by the independent auditors as raising substantial doubt as to the Company's ability to continue as a going concern are the following: the Company has incurred recurring losses from operations resulting in an accumulated deficit and a working capital deficiency. In addition, the Company has debt covenant obligations which are in default, and a liability of approximately $4,200,000 to the selling stockholders of Superior Pharmaceutical Company (Superior). This payment was to have been made in September 1998; the Company and the selling stockholders are continuing to cooperate in seeking necessary financing to conclude this transaction. The ability of the Company to use cash generated by its subsidiaries, Superior and Generic Distributors, Incorporated (GDI), is restricted under the terms of the subsidiaries' loan agreements. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. If the Company is unable to secure significant additional financing or to renegotiate its agreements with its existing creditors, it may be obliged to seek protection from its creditors under the bankruptcy laws. See "Risk Factors -- Ability to Continue as a Going Concern".

COMPANY'S COMMON STOCK HAS BEEN DELISTED FROM NASDAQ STOCK MARKET

         On October 6, 1998, the Company received a notice from the Nasdaq Stock Market, Inc. (Nasdaq) that it was delisted from the Nasdaq SmallCap Market as of the close of trading on October 6, because the Company did not meet Nasdaq's requirements for continued listing.

         The Company anticipates that it will continue to trade on the Boston Stock Exchange and will also be quoted on the OTC Bulletin Board. However, delisting of the Company's Common Stock from the Nasdaq SmallCap Market could have a material adverse effect on the liquidity of the Common Stock and on the Company's ability to raise capital necessary for the Company's continued operations.

OBLIGATIONS WITH RESPECT TO SUPERIOR ACQUISITION


         The Company used a combination of cash, a note and 166,667 shares of Common Stock (after giving effect to a one-for-ten reverse split of the common stock outstanding) to acquire Superior in June 1997. The Agreement and Plan of Merger for the Superior acquisition provided that the Company would also be obligated to issue to the former stockholders of Superior up to an additional 1,666,667 shares of Common Stock if on June 18, 1998 the Common Stock had not had an average closing bid price of at least $30.00 per share for the 10 previous trading days. The merger agreement provided further that any difference between the value of the stock issued and the $5,000,000 guaranteed value was to be paid in cash. The Common Stock traded at approximately $0.50 per share as of June 18, 1998, and the Company therefore became obligated to pay approximately $4,000,000 in cash to the former stockholders of Superior.


        On July 31, 1998, the Company entered into a contingent settlement agreement with the former stockholders of Superior which provides for an overall reduction in purchase price of $4,900,000 through waiver of any additional stock or cash payment. This agreement also provides for, and is contingent upon, payment by DynaGen of $4,200,000, which represents the remaining amount due on the original selling shareholder notes. The $4,200,000 was originally to have been paid by September 30, 1998. The Company and the former stockholders are continuing to cooperate in seeking the necessary financing to conclude this transaction. There can be no assurance that the Company will be able to obtain financing to meet the obligations to pay the selling shareholders. The Company's inability to meet any such obligation or other fixed or contingent obligations of the Company as they become due could have a material adverse effect on the Company's ability to continue its operations.

VOLATILITY OF STOCK PRICE


         The market for securities of technology companies, including those of the Company, has been highly volatile. The market price of the Company's Common Stock fluctuated between $70.00 and $1.25 from January 1, 1993 to December 31, 1997 and was approximately $0.10 on November 16, 1998, and it is likely that the price of the Common Stock will continue to fluctuate widely in the future. Announcements of technical innovations, new commercial products, results of clinical trials, regulatory approvals, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the Company's business and the market price of the Common Stock.


ADVERSE CONSEQUENCES ASSOCIATED WITH THE OBLIGATION TO ISSUE SUBSTANTIAL SHARES OF COMMON STOCK UPON CONVERSION OF CONVERTIBLE SECURITIES

         The Company is obligated to issue a substantial number of shares of Common Stock upon the conversion or exercise of its outstanding options, warrants, rights, convertible preferred stock and a convertible note. The price which the Company may receive for the Common Stock issuable upon exercise of such convertible securities will, in all likelihood, be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such convertible securities the holders thereof may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock.

         The exercise of all of the aforementioned securities may also adversely affect the terms under which the Company could obtain additional equity capital. In all likelihood, the Company would be able to obtain additional equity capital on terms more favorable to the Company at the time the holders of such securities choose to exercise or convert them. In addition, should a significant number of these securities be exercised or converted, the resulting increase in the amount of the Common Stock in the public market could have a substantial dilutive effect on the Company's outstanding Common Stock.

                              AVAILABLE INFORMATION

         DynaGen, Inc., a Delaware corporation, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. The Company's Common Stock is listed on the Boston Stock Exchange and such material is also available for inspection at the offices of the Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02109.

         The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 under the Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any documents filed with, or incorporated by reference in, the Registration Statement as exhibits are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of the applicable documents filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents heretofore filed by the Company with the Commission (File No. 1-11352) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended;


         (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;


         (3) The Company's Proxy Statement for the March 4, 1998 Special Meeting of Stockholders;

         (4) The Company's Current Report on Form 8-K dated March 14, 1998;

         (5) The Company's Current Report on Form 8-K dated June 18,1997 as amended;

         (6) The Company's Current Report on Form 8-K dated October 2, 1998;

         (7) The "Description of Securities" contained in the Company's Registration Statement on Form 8-A filed August 19, 1992 together with all amendments and reports filed for the purpose of updating and description; and

         (8) All other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge by persons, including beneficial owners, to whom this Prospectus is delivered. Request should be made to: Investor Relations, DynaGen, Inc., 840 Memorial Drive, Cambridge Massachusetts 02139 (telephone: 617-491-2527).

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.


THE COMPANY           DynaGen, Inc. (the "Company") develops, manufactures and
                      markets generic and specialty therapeutic products for human health care. During 1996, DynaGen began expanding its business focus from development and licensing to building a diversified healthcare company focused on the manufacture and distribution of generic drug products and specialty pharmaceuticals.



RISK FACTORS          The offering involves substantial risk, including the
                      Company's financial condition, doubt about the Company's ability to continue as a going concern; the possible delisting of the Company's Common Stock from the Nasdaq
                      SmallCap Market, the Company's history of losses and the anticipation of future losses, the Company's future capital needs and the uncertainty of additional funding, uncertainties related to its current or future licensing of the NicErase(R) technology, the integration of recently acquired companies, the risks associated with managing a changing business and implementing future acquisitions, limited manufacturing and marketing capability and experience, competition, dependence on patents and proprietary technology, volatility of stock price and limited trading volume of Common Stock. See "Risk Factors."


SECURITIES OFFERED    7,243,568 shares of the Company's common stock, par
                      value $.01 per share.

OFFERING PRICE        All or part of the Shares offered hereby may be sold from
                      time to time in amounts and on terms to be determined by the Selling Stockholder at the time of sale.

USE OF PROCEEDS       The Company will receive no part of the proceeds from the
                      sale of any of the Shares by the Selling Stockholder. The
                      Company has received proceeds from the sale of the Series
                      C Stock, which proceeds were applied to working capital.

SELLING STOCKHOLDER   The Shares being offered hereby are being offered for the
                      account of the Selling Stockholder specified under the caption "Selling Stockholder."


STOCK MARKET SYMBOLS:                              Boston Stock Exchange
                                                   ---------------------
         Common Stock                                       DYG


                                   THE COMPANY

     DynaGen, Inc. ("DynaGen" or the "Company") develops, manufactures and distributes specialty and generic pharmaceuticals. From its inception in 1988 until 1996, the Company was focused primarily on new drug development and licensing. However, during 1996 DynaGen began expanding its business focus to building a generic pharmaceutical business while licensing its existing portfolio of therapeutic and diagnostic products to larger pharmaceutical companies for further development and commercialization in return for milestone payments and royalties.

     In 1996, the Company changed its fiscal year end from June 30 to December
31. Accordingly, the Company began a new 12-month fiscal year on January 1, 1997. In March 1998, the Company completed a reverse split of its stock -- one share for every ten shares outstanding.


  Multisource Business

     The U.S. multisource pharmaceutical market approximates $12 billion in annual sales. This sector has grown due to a number of factors including the large number of drugs coming off patent, the growing importance and impact of managed care organizations which prefer lower cost generics to brand products, and the increasing acceptance of generic drugs by physicians, pharmacists and consumers. Generic drugs are the chemical and therapeutic equivalents of brand-name drugs. They are required to meet the same governmental standards as the brand-name drugs and must receive FDA approval prior to manufacture and sale. Generic drugs may be manufactured and marketed only if relevant patents (and any additional government-mandated market exclusivity periods) have expired. These drugs are typically sold under their generic chemical names at prices significantly below those of their brand-name equivalents.


     To participate successfully in the multisource business, DynaGen intends to compete with other generic companies through vertical integration of two key elements of the multisource business, manufacturing and distribution. In August 1996, the Company acquired substantially all of the assets of Able Laboratories, Inc. ("Able"), including its 46,000-square foot tablet and suppository manufacturing facility. As part of this acquisition, the Company obtained rights to eleven approved Abbreviated New Drug Applications ("ANDAs") as well as other generic formulations. Since the acquisition, DynaGen has updated and expanded Able's manufacturing capability, validated several of the acquired products, retrained employees in quality assurance procedures, and successfully met FDA requirements and guidelines to manufacture these products. The Company is increasing sales of its current generic products through the expansion of its distribution networks and by providing contract manufacturing services to various pharmaceutical companies. The Company is currently marketing three of the acquired ANDA products.



     DynaGen filed its first ANDA for labetalol hydrochloride (brand names:
Normadyne(R)and Trandate(R)), a treatment for hypertension in January 1998. The patent on the drug expired in August 1998. There is no assurance that the filing will be approved by the FDA or if approved, that the Company will be able to generate sales for this drug.

     To complement the acquisition of Able, in June 1997 the Company acquired Superior Pharmaceutical Company ("Superior") through a merger of Superior and a wholly-owned subsidiary of DynaGen. Superior has its primary operations in Cincinnati, Ohio where it employs approximately 65 people and has 37,300 square feet of office, warehouse and distribution space.

     In 1997, Superior experienced a sharp decline in sales and earnings compared to 1996. This was due to the loss of sales of methylphenidate (brand name: Ritalin(R)) which was being manufactured and supplied to Superior under the Superior label. This product resulted in sales of over $7.5 million for Superior in 1996 and $5.1 million in 1997. The decline in sales and margins was also due to the loss of key personnel at Superior immediately after the acquisition, which resulted in a loss of business with certain federal and corporate accounts. There was further erosion in margins as price pressure continued in the generic industry. Recently, however, as marginal manufacturers have either shut down operations or discontinued production, prices and margins are improving. There can be no assurance, however, that these actions will improve Superior's performance in the near future. In the past six months, Superior has hired and trained additional sales staff, upgraded its systems and instituted controls to improve margins. Superior is also aggressively bidding on federal and state contracts and has won supply agreements with the governments of the states of Florida, Ohio, Louisiana and Texas.

     On March 4, 1998, the Company, through its wholly-owned subsidiary, Generic Distributors Incorporated ("GDI"), acquired substantially all of the assets of Generic Distributors Limited Partners, a distributor of generic drugs. GDI, based in Monroe, LA, employs 23 people and operates out of an 11,000 sq. ft. facility. DynaGen believes that GDI complements Superior by providing next-day delivery service to the southern and southeastern United States. GDI's customer base consists primarily of independent pharmacies in the states of Louisiana, Texas, Arkansas, Alabama and Mississippi. Management believes that GDI has the potential to grow its business through supply opportunities with institutional, hospital and nursing home pharmacies. There can be no assurance that such opportunities will arise, or that DynaGen will be able to exploit any such opportunities profitably.


     The purchase price of $2,350,000 for GDI was financed by a $1,200,000 five-year secured term loan from Fleet Bank and $1,150,000 in shares of Series
E Preferred Stock and Series F Preferred Stock. The preferred stock cannot be converted into common stock until one year from the date of closing. After that, the preferred stock can only be converted at a rate of $40,000 per week at the prevailing market price. Fleet Bank has also provided $300,000 in a second working capital line of credit.


  Specialty Pharmaceutical Business

     DynaGen's specialty pharmaceutical business strategy is to create a business based on branded products and multi-drug combinations in convenient packaging for specific indications and treatments. Physicians routinely prescribe two or more separate drugs for the treatment of several common medical problems. These drugs are separately prescribed and dispensed but are taken at various times during the course of the day as directed by the physician. A major problem in such multi-drug therapies is lack of compliance by the patient and therefore less than desirable therapeutic efficacy. For this reason, the Company initially intends to focus its efforts in the area of compliance enhancement packaging. DynaGen has identified near-term opportunities in compliance enhancement packaging in the areas of women's healthcare products. The Company is developing convenience packaging which it believes will provide ease of prescription, dispensing, storage and self-administration. Convenience packaging also provides cost advantages to the consumer since there is only a single "co-pay" instead of multiple co-payments.

     The Company's proposed specialty pharmaceutical products are in an early stage of development and therefore are subject to the risks of unsuccessful development, marketing and commercialization. These proposed products will require substantial further development which may include clinical testing, bio-equivalency studies and regulatory approval, all at a substantial cost to the Company. The use of specialty pharmaceuticals will require the acceptance of a new way of prescribing medication and there can be no assurance a market will develop for such products. Additional investment by the Company in manufacturing, marketing and sales infrastructures will also be required prior to commercialization. No assurance can be given that these development efforts will be successfully completed or that the products, if introduced, will be successfully marketed.

     Licensed Products

     Since its inception, DynaGen's business consisted of developing proprietary diagnostic and therapeutic products. These products included NicErase-SL, a sublingual tablet containing the non-nicotine ingredient lobeline for smoking cessation, and OrthoDyn(R), a bone-repair cement based on a family of bioresorbable and biocompatible polymers derived from compounds naturally occurring in the body. The Company has licensed these products for further development, testing, manufacturing and marketing to other healthcare companies.

     NicCheck I

     The health care industry is shifting to a managed care approach which integrates prevention, diagnostic, therapeutic and compliance technologies into a panel of products for specific disease management. The Company has developed a diagnostic product, NicCheck I, which may help in the determination of compliance with smoking cessation programs.

     NicCheck I is an FDA-cleared simple colorometric test for the detection of nicotine and/or its metabolites in urine. The test distinguishes between smokers and nonsmokers with 97% accuracy and is also able to distinguish between high and low consumers of nicotine. The NicCheck I result may be used to determine the appropriate level of nicotine replacement therapy during smoking cessation efforts. Smokers who are trying to quit may become more motivated by observing a decrease in color intensity of the NicCheck I results as they reduce nicotine consumption. NicCheck I may also prove to be a cost-effective means for insurance companies to employ risk assessment/risk management strategies.

         The Company maintains its principal executive offices at 840 Memorial Drive, Cambridge, Massachusetts 02139, U.S.A., and its telephone number is
(617) 491-2527.

                                  RISK FACTORS

      The shares of Common Stock offered hereby involve a high degree of risk and should not be purchased by persons who cannot afford the loss of their entire investment. The following factors, in addition to the other information discussed in this Prospectus, should be considered carefully in evaluating an investment in the Company and its business.


         FINANCIAL CONDITION. For the year ended December 31, 1997, the Company incurred net losses of approximately $12,241,278. For the nine months ended September 30, 1998, the Company incurred a net loss of $6,975,561. As of September 30, 1998, the Company had approximately $205,000 in cash and cash equivalents and a net worth of $2,598,793. The Company's current liabilities, as of such date, aggregated approximately $22,160,139. The Company expects its cash needs for the next twelve months to be approximately $6,000,000. The Company does not presently have adequate cash from operations to meet these needs. In order to meet its needs for cash to fund its operations, the Company must obtain additional financing and renegotiate the terms of its current arrangements with creditors. The Company is presently in default under a number of its arrangements, agreements and instruments with creditors, with the result that the Company's obligations under such agreements and instruments may be accelerated. If the Company is unable to obtain significant additional financing or to renegotiate its arrangements with existing creditors, it may be obliged to seek protection from its creditors under the bankruptcy laws. See "-- Contingent Obligations with Respect to Superior Acquisition", "Special Considerations -- "Financial Condition".


     ABILITY TO CONTINUE AS A GOING CONCERN. The Company's independent auditors have issued an opinion on the financial statements of the Company as of December 31, 1997 and for the year then ended which includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern. Among the reasons cited by the independent auditors as raising substantial doubt as to the Company's ability to continue as a going concern are the following: the Company has incurred recurring losses from operations resulting in an accumulated deficit and a working capital deficiency at December 31, 1997. In addition, the Company has debt covenant obligations which are in default, and a liability of approximately $4,200,000 to the selling stockholders of Superior Pharmaceutical Company (Superior), due in September 1998. The ability of the Company to use cash generated by its subsidiaries, Superior and Generic Distributors, Incorporated (GDI), is restricted under the terms of the subsidiaries' loan agreements. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. If the Company is unable to secure significant additional financing or to renegotiate its agreements with its existing creditors, it may be obliged to seek protection from its creditors under the bankruptcy laws. See "-- Contingent Obligations with Respect to Superior Acquisition" and "Special Considerations -- Company's Ability to Continue As A Going Concern".


         HISTORY OF LOSSES; ANTICIPATION OF FUTURE LOSSES. The Company has incurred operating losses since its inception and had an accumulated deficit of $44,517,105 as of September 30, 1998. The Company incurred a net loss of $6,975,561 for the nine months ended September 30, 1998. The Company incurred a net loss of $12,241,278 for the year ended December 31, 1997. The Company incurred a net loss of $4,306,140 for the six months ended December 31, 1996, as compared with a net loss of $1,809,816 for the same period ended December 31, 1995. The Company incurred a net loss of $6,082,494 for the fiscal year ended June 30, 1996, compared with a net loss of $3,042,383 for the fiscal year ended June 30, 1995. Such losses have resulted principally from expenses incurred in research and development and from general and administrative costs associated with the Company's development efforts. In addition, the Company's Able subsidiary has incurred operating losses resulting primarily from insufficient revenues. The continued development of the Company's products will require the commitment of substantial resources to conduct further development and preclinical and clinical trials, and to establish manufacturing, sales, marketing, regulatory and administrative capabilities. The Company expects to incur substantial operating losses over the next several years as its product programs expand, various clinical trials commence and marketing efforts are launched. The amount of net losses and the time required by the Company to reach sustained profitability are highly uncertain, and to achieve profitability the Company must, among other things, successfully complete development of its products, obtain regulatory approvals, and establish manufacturing and marketing capabilities by itself or with third parties. There is no assurance that the Company will ever generate substantial revenues from its proprietary and generic products or achieve profitability.


     COMMON STOCK DELISTED FROM NASDAQ SMALLCAP MARKET. The Company received a notice on October 6, 1998 from the Nasdaq Stock Market, Inc. ("Nasdaq") that it does not meet the applicable listing requirements and that the Company's Common Stock was being delisted as of the close of trading that day. The Company had contested the initial notice by Nasdaq of the delisting action by requesting a written hearing. Nasdaq notified the Company in a letter dated June 17, 1998, that its request for an exception to the listing requirements had been denied and that the Company's Common Stock was scheduled for delisting as of June 25, 1998. The Company obtained a stay of this delisting action by requesting an oral hearing in accordance with Nasdaq's procedures. The oral hearing took place on August 14, 1998, and Nasdaq notified the Company of its final decision on October 6, 1998. The Company anticipates that it will continue to trade on the Boston Stock Exchange and will also be quoted on the OTC Bulletin Board. However, delisting of the Company's Common Stock from the Nasdaq SmallCap Market could have a material adverse effect on the liquidity of the Common Stock and on the Company's ability to raise capital necessary for the Company's continued operations. See "Special Considerations -- Company's Common Stock has been Delisted From Nasdaq Stock Market."

      FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; POSSIBILITY OF BANKRUPTCY. It is anticipated that the Company will continue to expend significant amounts of capital to fund its research and development, clinical trials and generic pharmaceutical business and future acquisitions, if any. The Company's available working capital is inadequate for completion of the Company's development programs, and additional financing will be necessary for the continued support of the Company's proposed products and operations, including the establishment of manufacturing, marketing and distribution capabilities for its proposed products and the continued operations of Able, Superior and GDI. There can be no assurance that the Company will be able to secure additional financing or that such financing will be available on favorable terms. If the Company is unable to obtain such additional financing, the Company's ability to maintain its current level of operations would be materially and adversely affected and the Company may be obliged to seek protection from its creditors under the bankruptcy laws.

     SHARES OF COMMON STOCK MAY BE SUBJECT TO PENNY STOCK RULES. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on an exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for at least three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 for the last three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     If the Company's Common Stock were delisted from the Boston Stock Exchange, and the Company does not have at least $2,000,000 in net tangible assets or at least $6,000,000 in average annual revenue for the last three years, trading in the Company's securities would be covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") for non-Nasdaq and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and institutional accredited investors must make a special written suitability determination for the purchaser and have received the purchaser's written agreement to a transaction prior to sale. Securities are exempt from these rules if the market price of the Common Stock is at least $5.00 per share.

     If the Company's Common Stock is delisted from the Boston Stock Exchange, the Common Stock would become characterized as a penny stock and the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

      RISKS ASSOCIATED WITH SUBSIDIARY OPERATIONS. The Company's results of operations depend to a large degree upon the performance of its subsidiaries, including its recently acquired subsidiaries Able, Superior and GDI. In its role as a holding company with respect to these subsidiaries, the Company is dependent on dividends or other intercompany transfers for funds from the subsidiaries to meet the Company's obligations. Agreements between the Company and certain of its creditors restrict the Company's ability to cause its subsidiaries to make such dividends or other intercompany transfers. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness.

     ADVERSE CONSEQUENCES ASSOCIATED WITH THE OBLIGATION TO ISSUE SUBSTANTIAL SHARES OF COMMON STOCK UPON CONVERSION OF CONVERTIBLE SECURITIES. As of September 30, 1998, the Company was obligated to issue approximately 35,576,828 shares of Common Stock for issuance upon the conversion or exercise of its outstanding warrants, rights, convertible preferred stock and convertible notes and 5,500,000 shares of Common Stock have been reserved for issuance pursuant to options granted to employees, officers, directors and consultants. The price which the Company may receive for the Common Stock issuable upon exercise of options and warrants will, in all likelihood, be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such options and warrants the holders thereof may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock.

      The exercise of all of the aforementioned securities may also adversely affect the terms under which the Company could obtain additional equity capital. In all likelihood, the Company would be able to obtain additional equity capital on terms more favorable to the Company at the time the holders of such securities choose to exercise them. In addition, should a significant number of these securities be exercised, the resulting increase in the amount of the Common Stock in the public market could have a substantial dilutive effect on the Company's outstanding Common Stock.

     OBLIGATIONS WITH RESPECT TO SUPERIOR ACQUISITION. The Company used a combination of cash, a note and 166,667 shares of Common Stock (after giving effect to a one-for-ten reverse split of the common stock outstanding) to acquire Superior in June 1997. The Agreement and Plan of Merger for the Superior acquisition provided that the Company would also be obligated to issue to the former stockholders of Superior up to an additional 1,666,667 shares of Common Stock if on June 18, 1998 the Common Stock had not had an average closing bid price of at least $30.00 per share for the 10 previous trading days. The merger agreement provided further that any difference between the value of the stock issued and the $5,000,000 guaranteed value was to be paid in cash. The Common Stock traded at approximately $0.50 per share as of June 18, 1998, and the Company therefore became obligated to pay approximately $4,000,000 in cash to the former stockholders of Superior.

        On July 31, 1998, the Company entered into a contingent settlement agreement with the former stockholders of Superior which provides for an overall reduction in purchase price of $4,900,000 through waiver of any additional stock or cash payment. This agreement also provides for, and is contingent upon, payment by DynaGen of $4,200,000, which represents the remaining amount due on the original selling shareholder notes. The $4,200,000 was originally to have been paid on September 30, 1998. The Company and the selling stockholders continue to cooperate in seeking the necessary financing to conclude this transaction. There can be no assurance that the Company will be able to obtain financing to meet the obligations to pay the selling shareholders. The Company's inability to meet any such obligation or other fixed or contingent obligations of the Company as they become due could have a material adverse effect on the Company's ability to continue its operations. See "Special Considerations -- Obligations With Respect to Superior Acquisition."

      INTEGRATION OF ACQUISITIONS. In August 1996, the Company acquired substantially all of the assets of Able, in June 1997, the Company purchased all of the outstanding shares of Superior and in March 1998, the Company acquired substantially all of the assets of GDI. There can be no assurance that the anticipated benefits from the acquisitions will be realized. Additionally, there can be no assurance that the Company will be able to effectively market the existing Able products, that it will obtain FDA approval to market additional generic drugs or that it will be successful in managing the combined operations. The integration of operations of the Company's subsidiaries requires substantial attention from management, many of whom have limited experience in integrating acquisitions. The diversion of management's attention, the process of integrating the businesses and any difficulties encountered in the transition process could cause an interruption of business, and could have a material adverse effect on the Company's operations and financial performance.

      LOSS OF KEY EMPLOYEES. The Company and its subsidiaries have in the past 18 months experienced loss of key personnel due to layoffs and attrition. While management believes that the remaining employees have adequately performed routine tasks, it will be necessary to fill several of these positions in the near term. There is no assurance that the Company will be able to attract and retain qualified employees and that the remaining employees will continue to perform these functions satisfactorily. The Company's inability to attract and retain qualified employees may result in further decline in the Company's business and its financial condition.

      RISKS ASSOCIATED WITH MANAGING A CHANGING BUSINESS. The Company has begun to expand its business focus from being a development and licensing company to building a diversified healthcare company focused on the manufacture and distribution of generic drug products as well as the continued development of therapeutic and diagnostic products. In order to achieve this expansion, the Company must undergo substantial changes in its operations, which may significantly strain the Company's limited administrative, operational and financial resources. The ability of the Company to achieve its business objectives will depend in large part on its ability to build and expand its manufacturing operations and sales and marketing capabilities, to generally expand its operational capabilities and its financial and management information systems, to develop the management skills of its managers and supervisors and to train, motivate and manage both its existing employees and the additional employees that will be required if the Company is to expand its business. There can be no assurance that the Company will succeed in developing all or any of these capabilities, and any failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.


         LIMITED MANUFACTURING CAPABILITY AND EXPERIENCE. The Company's NicCheck(R) product is currently made by licensed manufacturer. The Company intends to enter into licenses, joint venture and similar collaborative arrangements with third parties for the manufacture of other proprietary products and proposed products. There are no other such agreements and there can be no assurance that the Company will be successful in securing manufacturing agreements for its products or that such agreements will prove to be on terms favorable to the Company. In addition, the Company's dependence upon third parties for the manufacture of its products and proposed products could have an adverse effect on the Company's profitability and its ability to deliver its proposed products on a timely and competitive basis. To the extent that the Company attempts to manufacture any of its products, there can be no assurance that the Company will be able to attract and retain qualified manufacturing personnel, or build or rent manufacturing facilities.

      The Company's generic therapeutic products are manufactured at its Able Laboratories facility in South Plainfield, New Jersey. In order to maintain compliance with FDA Good Manufacturing Practices ("GMP") standards, the Company will have to make significant investments in its infrastructure and plant facility. The Company will need to raise capital to finance these investments and there can be no assurance that the Company will be able to obtain such financing or that such financing will be available on favorable terms. There can be no assurance that such capital expenditures and overhead costs will not have a material adverse effect upon the Company's ability to achieve profitability. There can be no assurance that the Company will retain the key employees it acquired in the Able acquisition.

      LIMITED COMMERCIALIZATION OF PROPRIETARY PRODUCTS. The Company has commercially introduced and is currently marketing through distributors only three of its proprietary products, yielding limited revenues from the sale of these products. Historically, substantially all of the Company's revenues had been generated from research and development contracts and license fees. The Company's ability to achieve profitability will depend on its ability to develop and introduce commercially viable products, obtain regulatory approvals for these products and either successfully manufacture, market and distribute such products on its own or enter into collaborative agreements for product manufacturing, marketing and distribution. Many of the Company's proposed therapeutic and diagnostic products will require substantial further development, preclinical and clinical testing, and investment by the Company or third party licensees in manufacturing, marketing and sales infrastructures prior to their commercialization. No assurance can be given that the Company's development efforts will be successfully completed, that regulatory approvals will be obtained, or that these products, once introduced, will be successfully marketed.

      POTENTIAL PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE. The testing, marketing and sale of pharmaceutical products for human use entail inherent risks. Liability might result from claims made directly by consumers or by pharmaceutical companies or others selling the Company's products. The Company's Superior and Able subsidiaries presently carry product liability insurance in amounts that the Company believes to be adequate, but there can be no assurance that such insurance will remain available at a reasonable cost or that any insurance policy would offer coverage sufficient to meet any liability arising as a result of a claim. The Company intends to seek to obtain insurance coverage if and when its proposed products are commercialized but can give no assurance that it will be able to obtain such insurance on reasonable terms or that, if obtained, such insurance will be sufficient to protect the Company against such potential liability or at a reasonable cost. The obligation to pay any product liability claim or a recall of a product could have a material adverse affect on the business, financial condition and future prospects of the Company.

      LACK OF MARKETING EXPERIENCE. The Company currently does not plan to market its proprietary products directly and does not have adequate resources or expertise to develop a substantial marketing organization and internal sales force for these products. Since the Company does not have the financial or other resources to undertake extensive direct marketing activities, the Company intends to enter into marketing arrangements with third parties, including possible joint venture, license or distribution arrangements. While the Company intends to license its products for manufacture and sale to established health care or pharmaceutical companies, it has had very limited success in its efforts to enter into such agreements to date. There can be no assurance that the Company will be able to locate collaborative partners or that these strategic alliances, if consummated, will prove successful.

      With respect to the Company's generic therapeutic products, there can be no assurance that present and potential customers of Able and Superior will continue their recent buying patterns, and any significant delay or reduction in orders could have a material adverse effect on the Company's near-term business and results of operations.

     REGULATION BY GOVERNMENT AGENCIES. The Company's research, preclinical development, clinical trials, manufacturing and marketing of its proposed products are subject to extensive regulation by numerous governmental authorities in the United States (including the FDA), and other equivalent foreign regulatory authorities. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. There can be no assurance that the Company will be able to obtain the necessary approvals for clinical testing or for the manufacturing or marketing of its proposed products. Further, additional governmental regulation may be established which could prevent or delay regulatory approval of the Company's products. The regulatory process may delay for long periods, and ultimately prevent, marketing of new products or impose costly procedures that would have a materially adverse effect on the Company's business. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

     The Company's success in the generic drug market depends, in part, on its ability to obtain FDA approval of ANDAs for its new products, as well as its ability to procure a continuous supply of raw materials and to validate the manufacturing processes used to produce consistent test batches for FDA approval. Sources for certain materials for the Company's products must be approved by the FDA, and in many instances only one source has been approved. If raw materials from a specified supplier were to become unavailable, the Company would be required to file a supplement to its ANDA and revalidate the manufacturing process using a new supplier's materials. This could cause a delay of several months in the manufacture of the drug involved and the consequent loss of potential revenue and market share. Additionally, there is often a time lag, sometimes significant, between the receipt of ANDA approval and the actual marketing of the approved product due to this validation process.

     The Able Laboratories facility is subject to plant inspections by the FDA to determine compliance with GMP standards. The Company could be subject to fines and sanctions such as the suspension of manufacturing or the seizure of drug products if it were found to be in non-compliance with GMP standards.

     RAPID TECHNOLOGICAL ADVANCES AND COMPETITION. The therapeutic and diagnostic markets in which the Company competes have undergone and can be expected to continue to undergo rapid and significant technological advances. There can be no assurance that the technological developments of others will not render the Company's technology or products incorporating such technology either uneconomical or obsolete. The Company competes with a number of specialized biotechnology companies and major pharmaceutical companies. Most of these companies have substantially greater financial, technical and human resources and research and development staffs and facilities, as well as substantially greater experience in conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing products than does the Company. There can be no assurance that the Company's products or proposed products will be able to compete successfully.

     In addition, with its newly acquired generic product line, the Company is now competing in a new market with off-patent drug manufacturers, brand-name pharmaceutical companies that manufacture off-patent drugs, the original manufacturers of brand-name drugs and manufacturers of new drugs that may be used for the same indications as the Company's products. There is no assurance that the Company will compete successfully in this market. Revenues and gross profit derived from generic pharmaceutical products tend to follow a pattern based on regulatory and competitive factors unique to the generic pharmaceutical industry. As patents for brand name products and related exclusivity periods mandated by regulatory authorities expire, the first generic manufacturer to receive regulatory approval for generic equivalents of such products is usually able to achieve relatively high revenues and gross profit. As other generic manufacturers receive regulatory approvals on competing products, prices and revenues typically decline. Accordingly, the level of revenues and gross profit attributable to generic products developed and manufactured by the Company is dependent, in part, on its ability to develop and introduce new generic products, the timing of regulatory approval of such products, and the number and timing of regulatory approvals of competing products. In addition, competition in the United States generic pharmaceutical market continues to intensify as the pharmaceutical industry adjusts to increased pressures to contain health care costs. Brand name companies are increasingly selling their products into the generic market directly by acquiring or forming strategic alliances with generic pharmaceutical companies. No regulatory approvals are required for a brand name manufacturer to sell directly or through a third party to the generic market, nor do such manufacturers face any other significant barriers to entry into such market. These competitive factors may have a material adverse effect on the Company's ability to sell its generic products.

     DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The Company owns certain patents and has applied for other patents relating to its technology and proposed products. No assurance can be given, however, whether pending patent applications will be granted or whether any patents granted will be enforceable or provide the Company with meaningful protection from competitors. Even if a competitor were to infringe the Company's patents, the costs of enforcing its patent rights may be substantial or even prohibitive. In addition, there can be no assurance that the Company's proposed products will not infringe the patent rights of others. The Company may be forced to expend substantial resources if the Company is required to defend against any such infringement claims. The Company also may desire or be required to obtain licenses from others in order to further develop, produce and market commercially viable products effectively. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary. The Company also relies on unpatented proprietary know-how and trade secrets, and employs various methods including confidentiality agreements with employees, consultants, manufacturing and marketing partners to protect its trade secrets and know-how. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such trade secrets and know-how or obtain access thereto.

     The manufacture and sale of certain products developed by the Company will involve the use of processes, products or information, the rights to certain of which are owned by others. Although the Company has obtained licenses with regard to the use of certain such processes, products and information, there can be no assurance that such licenses will not be terminated or expire during critical periods, that the Company will be able to obtain licenses for other rights which may be important to it, or, if obtained, that such licenses will be obtained on commercially reasonable terms. If the Company is unable to obtain such licenses, the Company may have to develop alternatives to avoid infringing patents of others, potentially causing increased costs and delays in product development and introduction, or precluding the Company from developing, manufacturing or selling its proposed products. Additionally, there can be no assurance that the patents underlying any licenses will be valid and enforceable. To the extent any products developed by the Company are based on licensed technology, royalty payments on the licenses will reduce the Company's gross profit from such product sales and may render the sales of such products uneconomical.

     EARLY STAGE OF PRODUCT DEVELOPMENT. Several of the Company's proposed products, including its specialty pharmaceuticals, are at an early stage of development. The Company does not expect that its early stage products will be available for a significant number of years, if at all. The early stage products will require significant research and development, and potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical to produce, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. There can be no assurance that the Company's or its collaborative partners' product development efforts will be successfully completed, that required regulatory approvals will be obtained or that any products, if introduced, will be successfully marketed or achieve customer acceptance.

     UNCERTAINTY OF AVAILABILITY OF HEALTH CARE REIMBURSEMENTS. The ability of the Company to maintain profitability in Superior's generic distribution business or to commercialize its product candidates depends in part on the extent to which reimbursement for the cost of such products will be available from government health administration authorities, private health insurers and other organizations. Third party payors are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, which may adversely effect the pricing of the Company's product candidates. Moreover, health care reform has been, and may continue to be, an area of national and state focus, which could result in the adoption of measures which could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third party payors. There can be no assurance that health care reimbursement laws or policies will not materially adversely affect the Company's ability to sell its products profitably or prevent the Company from realizing an appropriate return on its investment in product development.

     UNCERTAINTIES RELATED TO PRODUCT SUPPLIERS. Superior purchases its products from several pharmaceutical manufacturers. If a manufacturer is unable to supply a product or is unable to supply a product at a competitive price, Superior may lose revenues or experience significantly reduced gross profit margins. One or more of Superior's products could be subject to a manufacturer's product recall due to manufacturing defects or other reasons. Such recalls would result in lost revenues and additional costs to Superior. There can be no assurance that Superior can maintain a continuous and uninterrupted supply of products.

     CUSTOMER CONCENTRATION; CONSOLIDATION OF DISTRIBUTION NETWORK. The distribution network for pharmaceutical products has in recent years been subject to increasing consolidation. As a result, a few large wholesale distributors control a significant share of the market. In addition, the number of independent drug stores and small chains has decreased as retail pharmacy consolidation has occurred. Further consolidation among, or any financial difficulties of, distributors or retailers could result in the combination or elimination of warehouses, thereby stimulating product returns to Superior. Consolidation or financial difficulties could cause customers to reduce their inventory levels, or otherwise reduce purchases of Superior's products, which could have a materially adverse effect on the Company's business, results of operations and financial condition.


     VOLATILITY OF STOCK PRICE. The market for securities of technology companies, including those of the Company, has been highly volatile. The market price of the Company's Common Stock has fluctuated between $70.00 and $1.25 from January 1, 1993 to December 31, 1997 and was approximately $.10 on
November 16, 1998, and it is likely that the price of the Common Stock will continue to fluctuate widely in the future. Announcements of technical innovations, new commercial products, results of clinical trials, regulatory approvals, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the Company's business and the market price of the Common Stock.

     DILUTION. At September 30, 1998, the net tangible book value (deficit) of the Company's Common Stock was ($14,781,664), or approximately ($0.56) per share. Purchasers of the Company's Common Stock offered hereby will experience immediate and substantial dilution. See "Dilution."

                                    DILUTION

         "Dilution" represents the difference between the assumed price to public per share of Common Stock and the net tangible book value per share immediately after the completion of this offering. "Net tangible book value (deficit) per share" represents the amount of total tangible assets less total liabilities and preferred stock at liquidation value, divided by the number of shares of Common Stock outstanding.


         As of September 30, 1998, the net tangible book value (deficit) of the Company's Common Stock was $(14,781,664) or $(0.56) per share of Common Stock. Assuming a price to the public of $.10 per share (based upon the last reported sales price of the Common Stock on the OTC Bulletin Board at November 16, 1998, there will be an immediate dilution per share of $.71 to new investors purchasing the Shares offered hereby. The issuance of additional shares of Common Stock due to decreases in the conversion price of Series C Stock would increase the dilutitive effect of this offering. See "Risk Factors -- Adverse Consequences Associated with the Obligation to Issue Substantial Shares of Common Stock Upon Conversion of Convertible Securities."


         The following table illustrates the dilution per share described above:



         Assumed price to public per share...........................  $0.10



         Net tangible book value (deficit) per share at September 30, 1998, as defined above.......................................  $(0.56)


         Dilution to new investors...................................  $0.71


         In August 1997, the Company issued the Series C Stock to the Selling Stockholder for an aggregate purchase price of $750,000, as part of a private placement transaction. Each share of Series C Stock is convertible into shares of Common Stock at any time at the option of the Selling Stockholder holding such share of Series C Stock, subject to certain limitations, at a discount on the average of the closing bid price per share of the Company's Common Stock for the five (5) consecutive trading days ending immediately prior to the date the notice of conversion is received by the Company. The Company also issued to the Selling Stockholder a warrant exercisable for an aggregate of 25,000 shares of Common Stock at a purchase price per share of $7.4609.

         At September 30, 1998, the Company had outstanding options to purchase 5,500,000 shares of Common Stock, at exercise prices ranging between $.01 and $.05 per share. At September 30, 1998, the Company also had outstanding warrants, rights, convertible preferred stock and a convertible note which have exercise or conversion prices ranging between $.125 and $.50, which if exercised would result in the issuance of 35,576,828 shares of Common Stock.

                                 USE OF PROCEEDS
         The Company will receive no part of the proceeds from the sale of any of the Shares by the Selling Stockholders. The Company received proceeds from the sale of the Series C Stock, which proceeds were applied to working capital.

                               SELLING STOCKHOLDER

         The following table sets forth information known to the Company as of November 9, 1998 concerning the beneficial ownership of shares of Common Stock by the Selling Stockholder as of the date of this Prospectus, the number of such shares included for sale in this Prospectus by the Selling Stockholder and the number of shares of Common Stock to be held by the Selling Stockholder after the conclusion of this Offering, assuming the sale of all such Shares offered by this Prospectus. The Selling Stockholder has not held any office or maintained any material relationship with the Company or any of its predecessors or affiliates over the past three years.


                                                             Number of
                                                             Shares of
                                  Number of Shares of      Common Stock   Number of Shares     Percent of
                                  Common Stock Owned            to             Owned          Shares Owned
              Names              Prior to the Offering(1)     be Sold(2)   After Offering    After Offering
              -----              ---------------------     ------------   ----------------   --------------

The Endeavour Capital Fund S.A.(3)     ( )                 7,243,568          9,442,353          21.4% (1)(4)
c/o Endeavour Management
14/14 Divrei Chaim Street
Jerusalem 94479
Israel



----------------------


(1) Includes, pursuant to the rules of the Commission, shares of Common Stock which as of November 9, 1998, the Selling Stockholder has a right to acquire within 60 days upon conversion or exercise of convertible securities held by the Selling Stockholder, without regard to limitations on conversion imposed by the terms of the Series C Stock. Total of 16,685,921 shares consists of 7,243,568 shares of Common Stock issuable upon conversion Series C Stock, 5,882,353 shares of Common Stock issuable upon conversion Series D Stock (none of which are registered in this Prospectus), 3,285,000 shares issuable upon conversion of a convertible debenture and approximately 275,000 shares issuable upon the exercise of a warrant. Only shares of Common Stock issuable upon conversion of Series C Stock are covered in the registration statement of which this Prospectus forms a part. Shares of Series C Stock and Series D Stock are convertible into Common Stock at a discount on the average market price for the Common Stock for the five consecutive trading days immediately preceding the date on which the stock is converted. In addition, pursuant to the terms of the Preferred Stock, the conversion rights of the holders of Preferred Stock are limited in that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates, may not exceed 4.9% of the then outstanding Common Stock of the Company, as determined in accordance with Section 13(d) of the Exchange Act. See "Description of Capital Stock."

(2) The actual number of shares set forth represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional shares of Common Stock as may be issued or issuable upon conversion of the Series C Stock by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act, but not any additional shares as may becom issuable because of decreases in the conversion price of the Series C Stock.

(3) Mr. Shmuli Margulies, director of Endeavour, is the individual who has voting and investment decision authority over this investment.

(4) Based on 27,500,449 shares of Common Stock issued and outstanding as of November 9, 1998, and giving effect to the sale by the Selling Stockholder of 7,243,568 shares of Common Stock hereunder.

                              PLAN OF DISTRIBUTION

         The distribution of the Shares by the Selling Stockholder or its pledgees, donees, transferees, or other successors in interest may be effected in one or more transactions that may take place on the Boston Stock Exchange, the OTC Bulletin Board, in the over-the-counter market, or in such other markets on which the Company's securities may from time to time be trading, including ordinary broker's transactions or through sales to one or more dealers for resale of the Shares as principals, in privately negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise) or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the Selling Stockholder effects such transactions by selling the Shares through underwriters, dealers or agents, such underwriters, dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom they may act as agent. The Selling Stockholder and any such underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may also be sold pursuant to Rule 144 under the Securities Act. Brokers or dealers acting in connection with the sale of the Shares may receive fees or commissions in connection therewith. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.


         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of Common Stock may not simultaneously engage in market making activities with respect to such shares of Common Stock for a period of up to five business days prior to the commencement of such distribution, subject to certain exceptions. In addition and without limiting the foregoing, the Selling Stockholder and any other person participating in the distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the time of purchases and sales of any Shares by the Selling Stockholder or any other such person. All of the foregoing may affect the marketability of the Shares.


         The Company has agreed with the Selling Stockholder to file the Registration Statement of which this Prospectus is a part with the Commission, and has agreed to keep the Registration Statement effective until August 21, 1999 or such earlier time as all of the Selling Stockholder's Shares have been sold. The Company will pay all of the expenses incidental to the registration of the Shares and certain other expenses related to the offering. The Company has agreed to indemnify the Selling Stockholder against certain liabilities they may incur in connection with the issuance and sale of the Shares, including liabilities under the Securities Act. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to any amounts for which it would otherwise be liable under such indemnification provision to the fullest extent permitted by law.


         In order to comply with certain states' securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

         The following descriptions of the Company's securities are qualified in all respects by reference to the Company's Restated Certificate of Incorporation and By-laws, copies of which are included as exhibits to the Registration Statement of which this Prospectus forms a part.

         The authorized capital stock of the Company consists of (i) 75,000,000 shares of common stock, $0.01 par value per share ("Common Stock"), and (ii) 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock").

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the shareholders. Holders of Common Stock vote as a single class with holders of Preferred Stock. See "Preferred Stock." Subject to the preferences that may be applicable to any Preferred Stock then outstanding, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company has never paid or declared a dividend on its Common Stock. The Company currently intends to retain any future earnings to finance operations and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of the Company's credit agreements with various lenders place certain restrictions on the Company's ability to pay cash dividends on its Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of Common Stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. All outstanding shares of Common Stock are fully paid and non-assessable. The shares of Common Stock offered by this Prospectus will, upon conversion of the Series C Preferred Stock or Series D preferred Stock in accordance with the terms of each or upon exercise of the warrants and payment of the exercise price in connection therewith, will be fully paid and non-assessable.

PREFERRED STOCK

         The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of up to 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without further vote or action by the stockholders. The Board of Directors is authorized to issue Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. As of September 28, 1998 the Board of Directors has designated (a) 50,000 shares as Series A Convertible Preferred Stock ("Series A Stock"), of which 50,000 have been issued and 1,570 were outstanding; (b) 12,515 shares as Series B Convertible Preferred Stock ("Series B Stock"), of which 12,515 shares have been issued and 7,500 were outstanding; (c) 7,500 shares as Series Convertible C Preferred Stock ("Series C Stock"),of which 7,500 have been issued and 6,500 were outstanding; (d) 60,000 shares as Series D Convertible Preferred Stock ("Series D Stock"), of which 15,000 were issued and 5,000 were outstanding; (e) 10,500 shares as Series E Convertible Preferred Stock ("Series E Stock"), all of which were issued and outstanding; (f) 5,000 shares have been designated as Series F Convertible Preferred Stock ("Series F Stock"), all of which were issued and outstanding; and (g) 10,000 shares have been designated as Series G Convertible Preferred Stock ("Series G Stock"), all of which were issued and outstanding, and (H) 20,000 shares have been designated as Series H Preferred Stock ("Series H Stock"), of which 19,000 were issued and outstanding.


         With respect to the remaining 9,824,485 shares of authorized preferred stock, the Board of Directors has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock with voting rights and other rights and preferences that may be great than the rights of the Common Stock. The Board of Directors, without stockholder approval, can from time to time issue preferred stock with voting, conversion and other rights that could adversely affect the voting rights and other rights of the holders of Common Stock. Preferred stock could be issued quickly with terms intended to delay or prevent a change in control of the Company without any further action by the stockholders.



SERIES A STOCK

         The rights, preferences and limitations of the Series A Stock are as follows:

         Conversion. Each holder of Series A Stock has the right to convert during any five (5) trading day period up to twenty percent (20%) of the shares of Series A Stock held by such holder into a number of shares of Common Stock determined by multiplying the number of shares of Series A Stock to be converted by a fraction, the numerator of which is the original issue price and the denominator of which is 74% of the average of the closing bid price of the Common Stock for the five (5) trading days immediately preceding conversion (the "Series A Conversion Price"). On the date that is two (2) years from the original issue date for each holder of Series A Stock all shares of the Series A Preferred Stock then held by such holder shall, without any action on the part of such holder, be automatically converted into the number of shares of Common Stock determined by multiplying the number of shares of Series A Stock then held by such holder by a fraction the numerator of which is the original issue price and the denominator of which is the applicable Series A Conversion Price. Prior to such mandatory conversion date, however, no holder of Series A Stock may convert Series A Stock into shares of Common Stock to the extent that the number of shares of Common Stock beneficially owned by such holder and its affiliates immediately after such conversion would be more than 4.9% of the shares of Common Stock then outstanding.

         Dividends. Commencing on the date of issuance, a stated dividend (the "Series A Stated Dividend") accrues quarterly in arrears at the rate of five dollars ($5.00) per annum with respect to each issued share of Series A Preferred Stock and shall be payable on the last trading day of each fiscal quarter of the Company. Such Series A Stated Dividends are cumulative and are payable upon conversion, whether or not earned or declared.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company designated to be junior to the Series A Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated by the Board of Directors in the future to be senior to, or on a parity with the Series A Stock with respect to liquidation preferences, the holders of each share of Series A Preferred Stock will be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the original issue price per share of Series A Stock held by any holder, plus the Series A Stated Dividend accruing to the Series A Stock (the "Series A Liquidation Value"). If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of the Series A Stock the full amount to which they otherwise would be entitled, the holders of Series A Stock shall share ratably in any distribution of available assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series A Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Series A Liquidation Value payable upon all shares of Series A Stock then outstanding.

         Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, each holder of Series A Stock is entitled to vote on all matters and is entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Stock could be converted at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the holders of shares of Series A Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company. Notwithstanding the foregoing, for so long as there are any shares of Series A Stock outstanding, the Company may not amend its Certificate of Incorporation or the Certificate of Designation of the Series A Stock without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Series A Stock, voting together as a class, each share of Series A Stock to be entitled to one vote in each instance, if such amendment would adversely affect the rights of the holders of Series A Stock.

         Redemption.  The Series A Stock may not be redeemed by the Company.

SERIES B STOCK

         The rights, preferences and limitations of the Series B Stock are as follows:

         Conversion. Each holder of Series B Stock has the right to convert during any five (5) trading day period up to twenty percent (20%) of the shares of Series B Stock held by such holder into a number of shares of Common Stock determined by multiplying the number of shares of Series B Stock to be converted by a fraction, the numerator of which is the original issue price and the denominator of which is 75% of the average of the closing bid price of the Common Stock for the five (5) trading days immediately preceding conversion (the "Series B Conversion Price"). On the date that is two (2) years from the original issue date for each holder of Series B Stock all shares of the Series B Preferred Stock then held by such holder shall, without any action on the part of such holder, be automatically converted into the number of shares of Common Stock determined by multiplying the number of shares of Series B Stock then held by such holder by a fraction the numerator of which is the original issue price and the denominator of which is the applicable Series B Conversion Price. Prior to such mandatory conversion date, however, no holder of Series B Stock may convert Series B Stock into shares of Common Stock to the extent that the number of shares of Common Stock beneficially owned by such holder and its affiliates immediately after such conversion would be more than 4.9% of the shares of Common Stock then outstanding.

         Dividends. Commencing on the date of issuance, a stated dividend (the "Series B Stated Dividend") accrues quarterly in arrears at the rate of seven dollars ($7.00) per annum with respect to each issued share of Series B Stock and shall be payable on the last trading day of each fiscal quarter of the Company. Such Series B Stated Dividends are cumulative and are payable upon conversion, whether or not earned or declared.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company designated to be junior to the Series B Stock, and subject to the liquidation rights and preferences of the Series A Stock and any other class or series of preferred stock designated by the Board of Directors to be senior to the Series B Stock with respect to liquidation preferences, the holders of each share of Series B Stock will be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the original price per share of Series B Stock held by any holder, plus all Series B Stated Dividends that have become due but have not been paid, and all accrued but not yet due dividends, to the date of final distribution (whether earned or not) (the "Series B Liquidation Preference"). The Series B Stock ranks on liquidation junior to the Series A Stock. If, upon liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds of those assets, available for distribution to the holders of the Series B Stock and of the shares of all other classes or series that are on a parity as to distributions on liquidation with the Series B Stock are not sufficient to pay in full the preferential amount required to be distributed to the holders of the Series B Stock and of all other classes or series that are on a parity as to distributions on liquidation with the Series B Stock, then the assets, or the proceeds of those assets, that are available for distribution to the holders of Series B Stock and of the shares of all other classes or series that are on a parity as to distributions on liquidation with the Series B Stock will be distributed to the holders of the Series B Stock and of the shares of all other classes or series that are on a parity as to distributions on liquidation with the Series B Stock ratably in accordance with the respective amount of the Series B Liquidation Preferences of the shares held by each of them. After payment of the full amount of the Series B Liquidation Preference (including accumulated unpaid dividends and accrued dividends) and accumulated and accrued dividends to which holders of Series B Stock are entitled, the holders of Series B Stock will not be entitled to any further distribution of assets of the Company. Neither a consolidation or merger of the Company with another company, nor a sale or transfer of all or any part of the Company's assets for cash or securities, will be considered a liquidation, dissolution, or winding-up of the Company.

         Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, each holder of Series B Stock is entitled to vote on all matters and is entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series B Stock could be converted at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the holders of shares of Series B Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company. Notwithstanding the foregoing, for so long as there are any shares of Series B Stock outstanding, the Company may not amend its Certificate of Incorporation or the Certificate of Designation of the Series B Stock without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Series B Stock, voting together as a class, each share of Series B Stock to be entitled to one vote in each instance, if such amendment would adversely affect the rights of the holders of Series B Stock.

         Redemption.  The Series B Stock may not be redeemed by the Company.

SERIES C STOCK

         The rights, preferences and limitations of the Series C Stock are as follows:

         Conversion. Each holder of Series C Stock has the right to convert during any five (5) trading day period up to twenty percent (20%) of the shares of Series C Stock held by such holder into a number of shares of Common Stock determined by multiplying the number of shares of Series C Stock to be converted by a fraction, the numerator of which is the original issue price and the denominator of which is the lesser of (a) 125% of the original issue price or
(b) 74% of the average of the closing bid price of the Common Stock for the five
(5) trading days immediately preceding conversion (the "Series C Conversion Price"). At any time after the close of business on the first anniversary of the date on which the Securities and Exchange Commission declares effective the registration statement registering the shares of Common Stock issuable upon conversion of the Series C Stock, all of the shares of Series C Stock shall be convertible, at the option of the Company, into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series C Stock outstanding on such conversion date by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the Series C Conversion Price. On the second anniversary of the original issue date for each holder of Series C Stock all shares of the Series C Stock then held by such holder shall, without any action on the part of such holder, be automatically converted into the number of shares of Common Stock determined by multiplying the number of shares of Series C Stock then held by such holder by a fraction the numerator of which is the original issue price and the denominator of which is the applicable Series C Conversion Price. Prior to any such conversion, however, no holder of Series C Stock may convert Series C Stock into shares of Common Stock to the extent that the number of shares of Common Stock beneficially owned by such holder and its affiliates immediately after such conversion would be more than 4.9% of the shares of Common Stock then outstanding.

         Dividends. Commencing on the date of issuance, a stated dividend (the "Series C Stated Dividend") accrues quarterly in arrears at the rate of seven percent (7.0%) per annum of the original issue price with respect to each issued share of Series C Stock and shall be payable on the last trading day of each fiscal quarter of the Company. Such Series C Stated Dividends are cumulative and are payable upon conversion, whether or not earned or declared.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company designated to be junior to the Series C Stock, and subject to the liquidation rights and preferences of any class or series of Stock designated by the Board of Directors in the future to be senior to or on a parity with the Series C Stock with respect to liquidation preferences, the holder of each share of Series C Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the original issue price per share of Series C Stock held by any holder, plus the Series C Stated Dividend accrued (the "Series C Liquidation Value"). The Series C Stock shall rank on liquidation junior to the Series A Stock and on parity with the Series B Stock. If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series C Preferred Stock the full amount to which they otherwise would be entitled, the holders of Series C Preferred Stock shall share ratably in any distribution of available assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series C Preferred Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Liquidation Value payable upon all shares of Series C Preferred Stock then outstanding.

SERIES D STOCK

         The rights, preferences and limitations of the Series D Stock are as follows:

         Conversion. Each holder of Series D Stock has the right to convert during any five (5) trading day period up to twenty percent (20%) of the shares of Series D Stock held by such holder into a number of shares of Common Stock determined by multiplying the number of shares of Series D Stock to be converted by a fraction, the numerator of which is the original issue price and the denominator of which is the lesser of (a) 125% of the original issue price or
(b) 85% of the average of the closing bid price of the Common Stock for the five
(5) trading days immediately preceding conversion (the "Series D Conversion Price"). At any time after the close of business on the second anniversary of the date on which the Securities and Exchange Commission declares effective the registration statement registering the shares of Common Stock issuable upon conversion of the Series D Stock, all of the shares of Series D Stock shall be convertible, at the option of the Company, into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series D Stock outstanding on such conversion date by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the Series D Conversion Price. Prior to any such conversion, however, no holder of Series D Stock may convert Series D Stock into shares of Common Stock to the extent that the number of shares of Common Stock beneficially owned by such holder and its affiliates immediately after such conversion would be more than 4.9% of the shares of Common Stock then outstanding.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company designated to be junior to the Series D Stock, and subject to the liquidation rights and preferences of any class or series of preferred stock designated by the Board of Directors in the future to be senior to or on a parity with the Series D Stock with respect to liquidation preferences, the holder of each share of Series D Stock will be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the original issue price per share of Series D Stock held by any holder (the "Series D Liquidation Value"). The Series D Stock shall rank on liquidation junior to the Series A Stock, Series B Stock and Series C Stock. If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders is insufficient to pay the holders of the Series D Stock the full amount to which they otherwise would be entitled, the holders of Series D Stock will share ratably in any distribution of available assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series D Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Series D Liquidation Value payable upon all shares of Series D Stock then outstanding.

         Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, each holder of Series D Stock is entitled to vote on all matters and is entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series D Stock could be converted at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the holders of shares of Series D Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company. Notwithstanding the foregoing, for so long as there are any shares of Series D Stock outstanding, the Company may not amend its Certificate of Incorporation or the Certificate of Designation of the Series D Stock without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Series D Stock, voting together as a class, each share of Series D Stock to be entitled to one vote in each instance, if such amendment would adversely affect the rights of the holders of Series D Stock.

         Redemption.  The Series D Stock may not be redeemed by the Company.



SERIES E STOCK

         The rights, preferences and limitations of the Series E Stock are as follows:

         Conversion. Beginning March 4, 1999, each holder of Series E Stock shall have the right, at such holder's option, to convert during any five (5) trading day period up to a maximum of 420 shares of Series E Preferred Stock held by such holder into the number of shares of Common Stock determined by multiplying the number of shares of Series E Stock to be converted by a fraction, the numerator of which is the original issue price of the Series E Stock and the denominator of which is the average of the closing bid price of the Common Stock for the three (3) trading days immediately prior to the day of the conversion.

         Automatic Cancellation. If a holder of Series E Stock converts Series E Stock into Common Stock and thereafter sells the converted shares of Common Stock within five (5) trading days of the conversion date, the proceeds from such sale, after brokers' commissions and expenses but before payment of any tax liabilities resulting from the sale, will be added to an account of the selling Series E holder(s) (the "Stockholder's Total Value Account"). If a holder of Series E Stock converts Series E Stock into Common Stock and thereafter does not sell the converted shares of Common Stock within five (5) trading days of the conversion date, a dollar amount equal to the conversion price for such converted shares of Common Stock multiplied by the number of such converted shares of Common Stock held in excess of five (5) trading days, will be added to the Stockholder's Total Value Account. Once the aggregate dollar amount of all Stockholders' Total Value Accounts exceeds $1,050,000, any and all remaining, unconverted shares of Series E Stock will be automatically canceled by the Company without consideration.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company designated to be junior to the Series E Stock, and subject to the liquidation rights and preferences of any class or series of preferred stock issued in the future and designated by the Board of Directors to be senior to, or on a parity with the Series E Stock with respect to liquidation preferences, the holders of each share of Series E Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus or earnings, an aggregate amount equal to $1,050,000 minus the aggregate amount of all actual cash proceeds received from the sale of Common Stock upon conversion of Series E Stock (the "Series E Liquidation Value"). The Series E Liquidation Value will be distributed pro rata to the holders of the Series E Stock in proportion to the number of shares held by each such holder of Series E Stock. The Series E Stock will rank junior to the Series A Stock, the Series B Stock, the Series B Stock, the Series C Stock and the Series D Stock, but senior to the Common Stock. If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of Series E Stock the full amounts to which they otherwise would be entitled, the holders of Series E Stock shall share ratably in any distribution of available assets pro rata in proportion to the respective Series E Liquidation Value amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of Series E Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Series E Liquidation Value payable upon all shares of Series E Preferred Stock then outstanding.

         Dividends. In the event that the Board of Directors declares a cash dividend payable upon the then outstanding shares of Common Stock, the holders of the Series E Stock will be entitled to the amount of dividends on the Series E Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series E Stock held by each holder thereof could then be converted

         Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, each holder of Series E Stock is entitled to vote on all matters and is entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series E Stock could be converted at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the holders of shares of Series E Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company. Notwithstanding the foregoing, for so long as there are any shares of Series E Stock outstanding, the Company may not amend its Certificate of Incorporation or the Certificate of Designation of the Series E Stock without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Series E Stock, voting together as a class, each share of Series E Stock to be entitled to one vote in each instance, if such amendment would adversely affect the rights of the holders of Series E Stock.

         Redemption.  The Series E Stock may not be redeemed by the Company.

SERIES F STOCK

         The rights, preferences and limitations of the Series F Stock are as follows:

         Conversion. Beginning June 30, 1998, a maximum aggregate amount of 200 shares of Series F Stock (calculated for all holders of Series F Stock) may be convertible in any five (5) trading day period. Each holder of Series F Stock shall have the right to convert the shares of Series F Stock held by such holder (subject to the maximum aggregate amount of 200 shares of Series F Stock convertible into Common Stock during each five (5) day trading period) into the number of shares of Common Stock determined by multiplying the number of shares of Series F Stock to be converted by a fraction the numerator of which is the original issue price of the Series F Stock and the denominator of which is the average of the closing bid price of the Common Stock for the three (3) trading days immediately prior to the date of the conversion.

         Automatic Cancellation. If a holder of Series F Stock converts Series F Stock into Common Stock and thereafter sells the Converted Shares of Common Stock within five (5) trading days of the conversion date, the dollar amount of the net proceeds from such sale, after brokers' commissions and expenses but before payment of any tax liabilities resulting from the sale, will be added to the account of the selling Series F holder that for purposes of this section shall be called the following: (1) the "GDLP Total Value Account" (reflecting the conversion of up to 1,500 shares of Series F Stock issued to Generic Distributors Limited Partnership ("GDLP") in connection with a certain Asset Purchase Agreement by and among the Company, Generic Distributors Incorporated, GDLP, United Pharmacists Inc., and Mr. Donald Couvillon ("Couvillon"), dated as of December 15, 1997, as amended (the "Asset Purchase Agreement"); (2) the "GDLP Deficiency in Net Proceeds Total Value Account" (reflecting the issuance of any Additional Series F Shares (as that term is defined in Amendment No. 1 to the Asset Purchase Agreement); (3) the "Couvillon Total Value Account" (reflecting the conversion of up to 700 shares of Series F Stock issued to Couvillon pursuant to the Asset Purchase Agreement); and (4) the "Johnson Total Value Account" (reflecting the conversion of up to 700 shares of Series F Stock issued to Mr. Sidney Johnson ("Johnson") pursuant to the Asset Purchase Agreement). The GDLP Total Value Account, the GDLP Deficiency in Net Proceeds Total Value Account, the Couvillon Total Value Account and the Johnson Total Value Account shall be collectively known as the "Stockholders' Total Value Accounts."

         If a holder of Series F Stock converts Series F Stock into Common Stock and thereafter does not sell the converted shares of Common Stock within five
(5) trading days of the conversion date, then a dollar amount equal to the conversion price for such converted shares of Common Stock multiplied by the number of such converted shares of Common Stock held in excess of such five (5) trading days, will be added to the applicable Stockholder's Total Value Account (that is, the GDLP Total Value Account, the GDLP Deficiency in Net Proceeds Total Value Account, the Couvillon Total Value Account or the Johnson Total Value Account, as the case may be). Once the aggregate dollar amount of the GDLP Total Value Account equals or exceeds $100,000, any and all remaining unconverted shares of Series F Stock held by GDLP (with the exception of any Additional Series F Shares issued pursuant to Section 1.05(e) of the Asset Purchase Agreement) will be automatically canceled by the Company without consideration. Once the aggregate dollar amount of the GDLP Deficiency in Net Proceeds Total Value Account equals or exceeds the Deficiency in Net Proceeds, any and all remaining unconverted Additional Series F Shares held by GDLP will be automatically canceled by the Company without consideration. Once the aggregate dollar amount of the Couvillon Total Value Account exceeds $50,000, any and all remaining, unconverted shares of Series F Stock held by Couvillon will be automatically canceled by the Company without consideration. Once the aggregate dollar amount of the Johnson Total Value Account exceeds $50,000, any and all remaining, unconverted shares of Series F Stock held by Johnson will be automatically canceled by the Company without consideration.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company designated to be junior to the Series F Stock, and subject to the liquidation rights and preferences of any class or series of preferred stock issued in the future and designated by the Board of Directors to be senior to, or on a parity with, the Series F Stock with respect to liquidation preferences, the holders of each share of Series F Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus or earnings, an aggregate amount equal to $500,000, minus the aggregate amount of all actual cash proceeds received from the sale of Common Stock issued upon conversion of Series F Stock (the "Series F Liquidation Value"). The Series F Liquidation Value shall be distributed pro rata to the holders of the Series F Stock in proportion to the number of shares held by each such holder of Series F Stock. The Series F Stock will rank on a parity with the Series E Stock. If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series F Stock the full Liquidation Value to which they otherwise would be entitled, the holders of Series F Stock shall share ratably in any distribution of available assets pro rata in proportion to the respective Series F Liquidation Value amount which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series F Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Series F Liquidation Value amount payable upon all shares of Series F Stock then outstanding.

         Dividends. In the event that the Board of Directors declares a cash dividend payable upon the then outstanding shares of Common Stock, the holders of the Series F Stock will be entitled to the amount of dividends on the Series F Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series F Stock held by each holder thereof could then be converted.

         Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, each holder of Series F Stock is entitled to vote on all matters and is entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series F Stock could be converted at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the holders of shares of Series F Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company. Notwithstanding the foregoing, for so long as there are any shares of Series F Stock outstanding, the Company may not amend its Certificate of Incorporation or the Certificate of Designation of the Series F Stock without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Series F Stock, voting together as a class, each share of Series F Stock to be entitled to one vote in each instance, if such amendment would adversely affect the rights of the holders of Series F Stock.

         Redemption.  The Series F Stock may not be redeemed by the Company.

SERIES G STOCK

         The rights, preferences and limitations of the Series G Stock are as follows:

         Conversion. Beginning ninety (90) days after the original issue date, each holder of Series G Stock is entitled to convert the shares of Series G Stock held by such holder into the number of shares of Common Stock determined by multiplying the number of shares of Series G Stock to be converted by a fraction, the numerator of which is the original issue price of such Series G Stock and the denominator of which is the average of the closing bid price of the Common Stock for the three (3) trading days immediately preceding conversion date. Each holder of Series G Stock will have the right to convert, in any three
(3) day trading period, up to (i) 100 shares of Series G Preferred Stock, or
(ii) the number of shares of Series G Stock that will convert into a number of shares of Common Stock equal to 5% of the average daily trading volume of the Common Stock, whichever amount is larger.

         Automatic Cancellation. If a holder of Series G Stock converts Series G Stock into Common Stock and thereafter sells the converted shares of Common Stock within two (2) trading days of the conversion date, the net proceeds from the sale will be added to the account of the selling holder(s) of Series G Stock that for purposes of this section shall be called the "Series G Stockholder's Total Value Account." If a holder of Series G Stock converts Series G Stock into Common Stock and thereafter does not sell the converted shares of Common Stock within two (2) trading days of the conversion date, then a dollar amount equal to the conversion price for such converted shares of Common Stock multiplied by the number of such converted shares of Common Stock held in excess of such two
(2) trading days, will be added to the applicable Series G Stockholder's Total Value Account. Once the aggregate dollar amount of the Stockholder's Total Value Account equals or exceeds an amount equal to the number of shares of Series G Stock issued by the Company on the $550,000, any and all remaining unconverted shares of Series G Stock will be automatically canceled by the Company without consideration.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company designated to be junior to the Series G Stock (if any), and subject to the liquidation rights and preferences of any class or series of preferred stock issued in the future and designated by the Board of Directors to be senior to, or on a parity with the Series G Stock with respect to liquidation preferences, the holders of each share of Series G Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus or earnings, an aggregate amount equal to the number of unconverted shares of Series G Stock then held by such holder multiplied by $100, minus the aggregate amount of all actual cash proceeds received from the sale of Common Stock issued upon conversion of Series G Stock (the "Series G Liquidation Value"). The Series G Liquidation Value shall be distributed pro rata to the holders of the Series G Stock in proportion to the number of shares held by each such holder of Series G Stock. The Series G Stock will rank junior to the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, the Series E Stock and the Series F Stock, but senior to the Common Stock. If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series G Stock the full Series G Liquidation Value to which they otherwise would be entitled, the holders of Series G Stock shall share ratably in any distribution of available assets pro rata in proportion to the respective Series G Liquidation Value amount which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series G Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Series G Liquidation Value amount payable upon all shares of Series G Stock then outstanding.

         Dividends. Commencing on the original issue date and continuing thereafter until there are no shares of Series G Stock outstanding, each holder of Series G Stock will be entitled to receive a dividend of six dollars ($6.00) per share per annum (the "Series G Stated Dividend"). The Series G Stated Dividend shall be payable on the last day of each month after the original issue date. Series G Stated Dividends shall be payable by the Company in cash or Common Stock at the sole discretion of the Company, whether or not earned or declared. In the event that the Board of Directors declares a cash dividend payable upon the then outstanding shares of Common Stock, the holders of the Series G Stock shall be entitled to the amount of dividends on the Series G Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series G Stock held by each holder thereof could then e converted.

         Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, the Series G Stock is not entitled to vote on any matter.

         Redemption. At any time after the original issue date and at the sole discretion of the Company, the Company may redeem from each holder of shares of Series G Stock, any number of shares of Series G Preferred Stock as so determined by the Company. The Series G Stock shall be redeemed by paying for each share in cash an amount equal to the original issue price for each such share. Any amount paid by the Company to the holders of Series G Stock pursuant to a redemption shall be added to the Series G Stockholder's Total Value Account and such amount shall be used in calculating the automatic cancellation provisions of the Series G Stock.

SERIES H STOCK

         The rights, preferences and limitations of the Series H Stock are as follows:

         Conversion. Each holder of Series H Stock shall have the right to convert at any time after one year from the original issuance date any of the shares of Series H Stock held by such holder into the number of shares of Common Stock determined by multiplying the number of shares of Series H Stock to be converted by a fraction the numerator of which is the original issue price of the Series H Stock, and the denominator of which is the applicable Conversion Price; provided that in no event shall any holder of Series H Preferred Stock convert more than twenty percent (20%) of such holder's shares of Series H Preferred Stock in any period of seven (7) consecutive days. On the second anniversary of the date hereof, all outstanding shares of Series H Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as shall be determined by multiplying the number of shares of Series H Preferred Stock to be converted by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is 67% of the average of the closing bid price of the Common Stock for the five (5) trading days immediately preceding any conversion date. Additionally, in no event shall any holder of Series H Stock, prior to earlier to occur of the delivery of a mandatory redemption notice by the Company or a change in control of the Company, be entitled to convert Series H Stock into shares of Common Stock to the extent that such conversions when taken together with all other conversions of shares of Series H Stock shall exceed 19.9% of the issued and outstanding shares of Common Stock of the Company on the original date of issuance of Series H Stock; provided that if such conversions exceed 19.9% the Company at its sole option shall either (i) redeem any shares of Series H Preferred Stock submitted for conversion in excess of 19.9% for an amount equal to 150% of the original issue price, (ii) obtain approval of its stockholders for the issuance of such additional shares of Common Stock or (iii) do a combination of any of the foregoing. Notwithstanding the foregoing, upon the delivery of a mandatory redemption notice or upon the consummation of a change in control of the Company, all such shares of Series H Stock then outstanding shall be converted into Common Stock.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company designated to be junior to the Series H Stock, and subject to the liquidation rights and preferences of any class or series of preferred stock designated by the Board of Directors in the future to be senior to or on a parity with the Series H Stock with respect to liquidation preferences, the holder of each share of Series H Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the original issue price per share of Series H Stock held by any holder (the "Series H Liquidation Value"). The Series H Stock shall rank on liquidation junior to the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, the Series E Stock, the Series F Stock and the Series G Stock, but senior to the Common Stock. If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series H Stock the full amount to which they otherwise would be entitled, the holders of Series H Stock shall share ratably in any distribution of available assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series H Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Series H Liquidation Value payable upon all shares of Series H Stock then outstanding.

         Dividends. If the Board of Directors shall declare a cash dividend payable upon the then outstanding shares of Common Stock, the holders of the Series H Stock shall be entitled to the amount of dividends on the Series H Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series H Stock held by each holder thereof could then be converted. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock or
(ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series H Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Company which they would have received had their Series H Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under the terms of the Series H Stock.

         Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, the Series H Stock is not entitled to vote on any matter.

         Redemption.  The Series H Stock may not be redeemed by the Company.

DELAWARE LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the Company's voting stock.

    As a result of the foregoing provisions, the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors could be made more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate with the Company first. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

TRANSFER AGENT

    The Transfer Agent and Registrar for the Common Stock is The American Stock Transfer & Trust Company, located at 40 Wall Street, New York, NY 10005.

                                 LEGAL MATTERS

         Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Foley, Hoag & Eliot LLP.


                                    EXPERTS


         The Company's consolidated balance sheets as of December 31, 1997 and December 31, 1996 and the related consolidated statements of loss, changes in stockholders' equity and cash flows for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995 incorporated by reference in this Prospectus, have been audited by Wolf & Company, P.C., independent auditors, and are incorporated in reliance on the report of such firm, given on their authority as experts in accounting and auditing.



                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered:



         Registration Fee -- Securities and Exchange Commission..............$   213.69
         Nasdaq SmallCap Market additional listing fee.......................  7,500.00
         Boston Stock Exchange additional listing fee........................  5,000.00
         Blue Sky Fees and Expenses..........................................  1,000.00
         Accounting Fees and Expenses........................................  2,000.00
         Legal Fees and Expenses............................................. 30,000.00
         Transfer Agent Fees and Expenses....................................  1,000.00
         Miscellaneous.......................................................  3,286.31
                                                                             ----------
                                    TOTAL....................................$50,000.00
                                                                             ==========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (A) The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:

         "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (included attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former director or officers or employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses."

         (B) Article 9 of the Company's Certificate of Incorporation contains the following provision relating to the indemnification of directors and officers:

         "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

         (C) Article VII of the Company's By-laws contains the following provisions relating to indemnification of officers and directors:

         "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

         The effect of these provisions would be to permit indemnification by the Company of for, among other liabilities, liabilities arising under the Securities Act of 1933 (the "Securities Act").


ITEM 16.          EXHIBITS.

         The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.


Exhibit No.                    Item and Reference

      3a       --       Certificate of Incorporation, as amended (filed as
                        Exhibit 3a to the Company's Report on Form 10-Q for the
                        Quarter ended June 30, 1998, as amended, and incorporated herein by reference).

      3b       --       By-laws, as amended (filed as Exhibit 3b to Registrant's
                        Registration Statement on Form S-1, No. 33-46445, and incorporated by reference).

      4a       --       Specimen Common Stock Certificate (filed as Exhibit 4a
                        to the Company's Registration Statement on Form S-1, No.
                        33-31836-B and incorporated by reference).

      4b       --       Certificate of Designations, Preferences and Rights of
                        Series C Preferred Stock of the Company (filed as
                        Exhibit 3b to the Company's Quarterly Report on Form
                        10-Q for the fiscal quarter ended September 30, 1997 and incorporated by reference).


      4c       --       Registration Rights Agreement dated August 21, 1997
                        among the Company and Endeavor Capital Fund S.A. (filed as Exhibit 4 to the Company's Quarterly Report on Form
                        10-Q for the fiscal quarter ended September 30, 1997 and incorporated by reference).

      4f       --       Agreement dated March 19, 1998 with Endeavour Capital
                        Fund S.A. (filed as Exhibit 4d to the Company's Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference)


      5.1      --       Opinion of Foley, Hoag & Eliot LLP

      10a      --       Stock Purchase Agreement dated August 20, 1997 between
                        the Company and Endeavour Capital Fund S.A., together with all annexes thereto

      23a      --       Consent of Wolf & Company, P.C. dated November 17, 1998

      23b      --       Consent of Grant Thornton LLP dated November 18, 1998


      23c      --       Consent of Foley, Hoag & Eliot LLP (See Exhibit 5.1)


      24       --       Power of Attorney (on signature page)

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h), under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (d) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, Commonwealth of Massachusetts on November 18, 1998.


                                                  DYNAGEN, INC.

                                                  By: /s/ DHANANJAY G. WADEKAR
                                                  -----------------------------

                                                  Dhananjay G. Wadekar
                                                  Executive Vice President


                               POWER OF ATTORNEY

        Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Dhananjay G. Wadekar, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of DynaGen, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name                         Capacity                               Date
- ----                         --------                               ----



/s/ Dhananjay G. Wadekar     Executive Vice President and    November 18, 1998
- ------------------------     Director
Dhananjay G. Wadekar

/s/ F. Howard Schneider    Director                          November 18, 1998
- ------------------------
Dr. F. Howard Schneider


/s/ Steven Georgiev        Director                          November 18, 1998
- ------------------------
Steven Georgiev


/s/ Robert Cusick          Chairman of the Board of          November 18, 1998
- ------------------------ Directors, President, Chief
                           Executive Officer and
                           Treasurer

                                INDEX TO EXHIBITS


         Exhibit
         Number           Description of Exhibit

      3a       --       Certificate of Incorporation, as amended (filed as
                        Exhibit 3a to the Company's Report on Form 10-Q for the
                        Quarter ended June 30, 1998, as amended, and incorporated herein by reference).

      3b       --       By-laws, as amended (filed as Exhibit 3b to Registrant's
                        Registration Statement on Form S-1, No. 33-46445, and incorporated by reference).

      4a       --       Specimen Common Stock Certificate (filed as Exhibit 4a
                        to the Company's Registration Statement on Form S-1, No.
                        33-31836-B and incorporated by reference).

      4b       --       Certificate of Designations, Preferences and Rights of
                        Series C Preferred Stock of the Company (filed as
                        Exhibit 3b to the Company's Quarterly Report on Form
                        10-Q for the fiscal quarter ended September 30, 1997 and incorporated by reference).


      4c       --       Registration Rights Agreement dated August 21, 1997
                        among the Company and Endeavor Capital Fund S.A. (filed as Exhibit 4 to the Company's Quarterly Report on Form
                        10-Q for the fiscal quarter ended September 30, 1997 and incorporated by reference).

      5.1      --       Opinion of Foley, Hoag & Eliot LLP

      10a      --       Stock Purchase Agreement dated August 20, 1997 between
                        the Company and Endeavour Capital Fund S.A., together with all annexes thereto.

      23a      --       Consent of Wolf & Company, P.C. dated November 17, 1998

      23b      --       Consent of Grant Thornton LLP dated November 18, 1998


      23c      --       Consent of Foley, Hoag & Eliot LLP (See Exhibit 5.1)


      24       --       Power of Attorney (on signature page)